Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of The Arena Group Holdings, Inc. on Form S-3 (File No. 333-260597) of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of The Arena Group Holdings, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of The Arena Group Holdings, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Los Angeles, CA
August 16, 2022